Exhibit 23

Consent of Independent Registered Public Accounting Firm

Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees

Dearborn, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-138821, 333-153816, and 333-156631) of Ford Motor Company of our report dated June 7, 2021, relating to the financial statements and supplemental schedule of Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees which appear in this Form 11-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

BDO USA, LLP

Troy, Michigan

June 7, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.